Exhibit 23.2

February 20, 2007

Cabot Oil & Gas Corporation

1200 Enclave Parkway

Houston, TX 77077-1607

Re:	Securities and Exchange Commission
Form 10-K of Cabot Oil & Gas Corporation

Gentlemen:

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-68350 and 333-83819) and Form S-8 (File Nos. 333-37632, 33-53723, 33-35476, 33-71134, 333-92264, 333-123166 and 333-135365) of Cabot Oil & Gas Corporation of our report dated February 6, 2007, regarding the Cabot Oil & Gas Corporation Proved Reserves and Future Net Revenues as of December 31, 2006, and of references to our firm which report and references are to be included in Form 10-K for the year ended December 31, 2006 to be filed by Cabot Oil & Gas Corporation with the Securities and Exchange Commission.

Miller and Lents, Ltd. has no financial interest in Cabot Oil & Gas Corporation or in any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such report. Miller and Lents, Ltd. also has no director, officer, or employee employed or otherwise connected with Cabot Oil & Gas Corporation. We are not employed by Cabot Oil & Gas Corporation on a contingent basis.

Very truly yours,

MILLER AND LENTS, LTD.

/s/ R. W. Frazier
R. W. Frazier
Senior Vice President